For Immediate Release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Third Quarter 2005 Results

Indianapolis, Indiana, (October 25, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $230.2 million for the quarter ended September 30, 2005, a 39.2% increase, compared to $165.5 million for the same period last year.  The Company reported net income of $14.0 million for the quarter ended September 30, 2005, a 63.0% improvement over the $8.6 million reported in the prior year’s third quarter. The Company also reported earnings per share of $0.35 per diluted share, compared to $0.33 per diluted share for the same period last year, a 6.1% improvement.  Weighted average diluted common shares outstanding increased to 40.1 million, or 53.2% as a result of the Company’s follow on offerings of common stock in February and July 2005.

“We are pleased with our financial results in light of the many challenges our team has had to overcome this quarter, and I am especially thankful for the tremendous outpouring of support from our employees in their response to hurricane Katrina,” said Bryan Bedford, President and CEO of Republic Airways. “Our employees answered the call of those in dire need by delivering much needed food, water and medical supplies, transporting hundreds of victims of Katrina back to Indianapolis, and donating more than $55,000 to the relief effort. Their unselfish response is worthy of our praise.” Republic Airways was one of the first airline responders to New Orleans in the relief effort and continued to operate ERJ-170 relief flights into late September in cooperation with the City of Indianapolis and the Hope Crisis Response Network.

The primary items of significance affecting the third quarter of 2005 are outlined below:

Total operating revenues for the third quarter of 2005 increased primarily as a result of a 45.8% increase in available seat miles (ASMs) to 1.7 billion ASMs, up from 1.2 billion ASMs, and a 26.0% increase in block hours. These increases reflect the addition of 37 regional jet aircraft, including 33 ERJ-170 aircraft, which were placed into service since September 30, 2004.

Total operating expenses for the third quarter of 2005, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $137.8 million increased approximately 30.5% from $105.6 million for the same quarter of 2004. Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased to 8.14¢, a 10.5% decrease compared to the prior year’s 9.10¢. Included in operating expenses for the quarter ended September 30, 2005 was $3.4 million, or approximately 0.2¢ per ASM, for amounts paid to American relating to the operation of 70-seat aircraft at Chautauqua Airlines (“Chautauqua”), a wholly-owned subsidiary of the Company.

Third Quarter Highlights:
In July 2005 the Company completed a follow-on public stock offering and issued 8,912,500 shares of common stock at $12.60 per share. The net proceeds provided by this offering were approximately $106 million.

On August 26, 2005 Republic Airlines (“Republic”), a wholly-owned subsidiary of the Company, received its FAA Operating Certificate. Republic began revenue service for US Airways on September 4, 2005 operating three 72-seat ERJ-170 aircraft.

On August 29, 2005 the Company’s flight attendants ratified a new four year collective bargaining agreement. The agreement passed by an overwhelming majority as over 90% of the ballots received were in favor of ratifying the agreement.

On September 1, 2005 the Company began its ERJ-170 service on behalf of Delta Airlines with the first two of 16 ERJ-170 aircraft that will be operated as Delta Connection.

On September 21, 2005 the Company purchased 10 ERJ-170 aircraft owned by US Airways for $38.2 million plus the assumption of $168.7 million of debt. These 10 aircraft will initially be leased back to US Airways until they are transferred to Republic under a 10-year fixed-fee Jet Service Agreement. In addition to these aircraft, Republic will assume the leases of 15 ERJ-170 aircraft. The transition of all 25 aircraft is expected to be completed by September 2006.

On September 22, 2005 the Company purchased 113 commuter slots at Ronald Reagan Washington National Airport and 24 commuter slots at New York-LaGuardia Airport from US Airways. The purchase price for all of the slots was $51.6 million. The right to use the slots was licensed to US Airways and the slots will continue to be operated by US Airways Express carriers. Prior to the expiration of the agreement to license the slots, US Airways has the right to repurchase the slots at a predetermined price.

On September 26, 2005 Chautauqua completed the transfer of its last ERJ-170 aircraft to Shuttle America, a wholly-owned subsidiary of the Company. Accordingly, payments made to American Airlines as a result of Chautauqua's operation of these aircraft have ceased.

During the quarter the Company took delivery of 11 ERJ-170 regional jets (six for Delta, three for US Airways, and two for United) and entered into debt financing arrangements for eight of the aircraft and long-term leases for the remaining three. At September 30, 2005 the Company’s fleet consisted of 135 regional jets including 35 ERJ-170 aircraft. The Company also had 11 Saab turboprop aircraft that will be removed from service by November 30, 2005.

Balance Sheet Information
At September 30, 2005 the Company had $163.3 million in cash and cash equivalents compared to $127.6 million as of June 30, 2005.  The Company’s long-term debt increased to $1.27 billion as of September 30, 2005, compared to $0.98 billion at June 30, 2005. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $603.2 million as of September 30, 2005.

Restatement
All amounts contained herein, including the accompanying Consolidated Statements of Income for the Nine Months Ended September 30, 2005 and 2004 and the Three Months Ended September 30, 2004, have been restated to reflect an alternative presentation of reimbursable pass-through costs, primarily fuel. These restatements have no impact on previously reported operating income, pre-tax income, net income or earnings per share.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The Company offers scheduled passenger service on more than 820 flights daily to 85 cities in 34 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 3,000 aviation professionals and operates 135 regional jet aircraft including 35 Embraer 170 aircraft.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow morning, October 26th at 11:00 a.m. EDT. For those wishing to participate please call 800-706-7741 and for international calls please dial 617-614-3471, the password is 51525891. A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
Financial Highlights	2005	2004	Change	2005	2004	Change
OPERATING REVENUES
Passenger	$227,365	$164,104	38.5%	$643,402	$451,352	42.5%
Other	2,873	1,349	113.0%	9,843	6,452	52.6%
Total operating revenues	230,238	165,453	39.2%	653,245	457,804	42.7%

OPERATING EXPENSES
Wages and benefits	38,679	28,708	34.7%	105,482	82,811	27.4%
Aircraft fuel	71,193	45,783	55.5%	199,540	117,227	70.2%
Landing fees	8,183	6,241	31.1%	22,961	17,588	30.5%
Aircraft and engine rent	19,849	18,371	8.0%	57,508	54,101	6.3%
Maintenance and repair	19,004	18,409	3.2%	56,580	53,103	6.5%
Insurance and taxes	4,363	3,577	22.0%	12,479	10,070	23.9%
Depreciation and amortization	15,945	8,581	85.8%	43,944	23,771	84.9%
Other	15,597	15,113	3.2%	45,818	39,060	17.3%
Total operating expenses	192,813	144,783	33.2%	544,312	397,731	36.9%
OPERATING INCOME	37,425	20,670	81.1%	108,933	60,073	81.3%

OTHER INCOME (EXPENSE)
Interest expense	(16,217)	(6,605)	145.5%	(42,508)	(18,975)	124.0%
Other income	1,792	141	1170.9%	3,184	291	994.2%
Total other income (expense)	(14,425)	(6,464)	123.2%	(39,324)	(18,684)	110.5%

INCOME BEFORE INCOME TAXES	23,000	14,206	61.9%	69,609	41,389	68.2%

INCOME TAX EXPENSE	9,029	5,634	60.3%	27,418	17,303	58.5%

NET INCOME	$13,971	$8,572	63.0%	$42,191	$24,086	75.2%
PER SHARE, BASIC	$0.36	$0.34	5.9%	$1.25	$1.06	17.9%
PER SHARE, DILUTED	$0.35	$0.33	6.1%	$1.22	$1.04	17.3%
Weighted Average Common Shares
Basic	39,284	25,509	54.0%	33,886	22,619	49.8%
Diluted	40,150	26,203	53.2%	34,625	23,219	49.1%

Unaudited Operating Highlights
Operating Highlights	Three Months Ended			Nine Months Ended
	September 30, 2005			September 30, 2005
	2005	2004	Change	2005	2004	Change
Passengers carried	2,385,522	1,768,268	34.9%	6,769,088	4,871,505	39.0%
Revenue passenger miles (000)	1,153,478	774,655	48.9%	3,243,887	2,194,584	47.8%
Available seat miles (000)	1,692,544	1,160,549	45.8%	4,705,310	3,349,609	40.5%
Passenger load factor	68.2%	66.7%	1.5 pts	68.9%	65.5%	3.4 pts
Cost per available seat mile, including interest expense (cents)	12.35	13.04	-5.3%	12.47	12.44	0.2%
Fuel cost per available seat mile	4.21	3.94	6.9%	4.24	3.50	21.1%
Cost per available seat mile, excluding fuel expense (cents)	8.14	9.10	-10.5%	8.23	8.94	-7.9%
Block hours	120,454	95,631	26.0%	345,061	273,536	26.1%
Departures	72,342	61,202	18.2%	207,394	173,370	19.6%
Average daily utilization of each aircraft (hours)	10.5	10.2	2.9%	10.6	10.1	5.0%
Average aircraft stage length	479	427	12.2%	471	441	6.8%